Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The Company and its subsidiaries operate large-format, high-volume restaurant/entertainment complexes in the United States and Canada under the names Dave & Buster’s, Dave & Buster’s Grand Sports Café, and Jillian’s.

Name	State or Other Jurisdiction of Incorporation Or Organization
6131646 Canada, Inc.	Canada

DANB Texas, Inc.	Texas

D&B Leasing, Inc.	Texas

D&B Marketing Company, LLC	Virginia

D&B Realty Holding, Inc.	Missouri

Dave & Buster’s I, L.P.	Texas

Dave & Buster’s Management Corporation, Inc.	Delaware

Dave & Buster’s of California, Inc.	California

Dave & Buster’s of Colorado, Inc.	Colorado

Dave & Buster’s of Florida, Inc.	Florida

Dave & Buster’s of Georgia, Inc.	Georgia

Dave & Buster’s of Hawaii, Inc.	Hawaii

Dave & Buster’s of Illinois, Inc.	Illinois

Dave & Buster’s of Indiana, Inc.	Indiana

Dave & Buster’s of Kansas, Inc.	Kansas

Dave & Buster’s of Maryland, Inc.	Maryland

Dave & Buster’s of Nebraska, Inc.	Nebraska

Dave & Buster’s of New York, Inc.	New York

Dave & Buster’s of Oklahoma, Inc.	Oklahoma

Dave & Buster’s of Pennsylvania, Inc.	Pennsylvania

Dave & Buster’s of Pittsburgh, Inc.	Pennsylvania

Dave & Buster’s of Virginia, Inc.	Virginia

Dave & Buster’s of Wisconsin, Inc.	Wisconsin

Tango Acquisition, Inc.	Delaware

Tango of Arizona, Inc.	Delaware

Tango of Arundel, Inc.	Delaware

Tango of Farmingdale, Inc.	Delaware

Tango of Franklin, Inc.	Delaware

Tango of Houston, Inc.	Delaware

Tango of Minnesota, Inc.	Delaware

Tango of North Carolina, Inc.	Delaware

Tango of Sugarloaf, Inc.	Delaware

Tango of Tennessee, Inc.	Delaware

Tango of Westbury, Inc.	Delaware

Tango License Corporation	Delaware

E-10